FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Lori Mayer
Investor Relations
610-925-2000

GENESIS HEALTHCARE CORPORATION
REPORTS FIRST QUARTER FISCAL 2006 RESULTS

•	Diluted Earnings Per Share Grows 16% to $0.59

•	Occupancy Continues to Climb

•	Investment in Facility Renovation Accelerates as Capital Expenditures Total $31.6 Million

KENNETT SQUARE, PA -- (January 31, 2006) – Genesis HealthCare Corporation (GHC) (NASDAQ:GHCI) today announced both income from continuing operations and net income of $11.7 million, or $0.59 per diluted share, for the quarter ended December 31, 2005, up from income from continuing operations of $10.3 million, or $0.51 per diluted share, and net income of $10.8 million, or $0.54 per diluted share, in the comparable period in the prior year.

Revenue for the quarter ended December 31, 2005 grew 7.9% to $430.6 million from $399.0 million in the prior year quarter.  Revenue growth in the quarter is primarily attributed to third party payor rate growth, an increase in occupancy, and an increase in patient acuity.

EBITDA for the quarter ended December 31, 2005 grew 16.1% to $39.4 million, up from $33.9 million in the prior year quarter.  (See attached reconciliation on page 5).  EBITDA for the quarter ended December 31, 2004 was reduced by $0.5 million, or $0.02 per diluted share, due to the early extinguishment of debt.

“We had a solid quarter,” stated George V. Hager, Jr., Chairman and Chief Executive Officer.  “Our inpatient services segment benefited from strength in occupancy and our rehabilitation services segment appears to have turned the corner with significant growth versus the same period in the prior year.   Furthermore, we continue to expand our facility renovation program with capital expenditures nearly triple that spent in last year’s first quarter.”

“Consistent with our stated strategy of investing in our physical assets we incurred capital expenditures of $31.6 million this quarter,” continued Hager.  “These investments focus on updating a portfolio which has deferred maintenance while also renovating those sites and adding, among other things, enhanced clinical capabilities, expanded rehab gyms and improved short-stay units.  These investments are intended to, over time, improve the Company’s occupancy and quality mix in serving the care needs of a more medically demanding patient.”

Inpatient Services
Inpatient services net revenue of $384.2 million in the quarter ended December 31, 2005 grew 8.5% from $354.1 million in the prior year quarter.  Revenue growth is attributed to third party payor rate growth, an $11.4 million increase in provider assessments, growth in occupancy and higher patient acuity.  Medicare rates in the quarter ended December 31, 2005 grew 7.3% to $393 per patient day from the prior year quarter as a result of the 3.1% Medicare rate increase effective October 1, 2005 as well as higher Medicare patient acuity.  Our reported occupancy grew 110 basis points to 91.5% from 90.4% in the prior year quarter and grew 90 basis points from 90.6% in the immediately preceding quarter.  The increase is due to census growth and a reduction in the Company’s number of licensed beds. On a same store basis, adjusted for the change in licensed beds, occupancy grew 40 basis points from the prior year quarter and 20 basis points from the immediately preceding quarter.

Inpatient services EBITDA of $51.0 million in the quarter ended December 31, 2005 was up from $46.9 million in the prior year quarter.  EBITDA margins were 13.3% in the quarter ended December 31, 2005 versus 13.2% in the prior year quarter.  EBITDA benefited from the increase in occupancy and rate growth.

“We continue to manage aggressively our agency utilization, which declined approximately 15% on a per patient day basis this quarter versus the prior year quarter,” stated James V. McKeon, Chief Financial Officer.   “However, we experienced a tightening in the labor market for qualified employed nursing staff and saw acceleration in wage growth.”

Rehabilitation Services
Rehabilitation services revenues grew 11.9% to $58.1 million in the quarter ended December 31, 2005 from $52.0 million in the prior year quarter.   The segment benefited from the inpatient services segment increase in patient acuity as well as improved caseload.

Rehabilitation services EBITDA increased to $3.6 million in the quarter ended December 31, 2005 from $2.3 million in the prior year quarter.  EBITDA growth can be attributed to improved caseload and therapist efficiency.

Balance Sheet and Cash Flow
GHC generated operating cash flow of $18.7 million in the quarter ended December 31, 2005.  Cash flow was negatively impacted by growth in receivables due primarily to one extra day in the December billing cycle compared to September, the timing of provider assessment payments, delays by certain states in approving and processing Medicaid applications and claims, and higher revenue per patient day.  The Company ended the quarter with $409.0 million of debt and cash of $90.4 million.  During the quarter, the Company repurchased 288,400 shares of its common stock for $10.7 million, or approximately $37 per share.

Capital spending in the quarter ended December 31, 2005 increased to $31.6 million versus $11.1 million in the prior year quarter.  “With a formal investment process and procedure, as well as dedicated internal renovation teams now in place, we were able to ramp-up significantly our capital investment this quarter,” noted McKeon.  “In the quarter, we spent $3.9 million on information systems projects, $16.5 million in ongoing routine capital spending and $11.2 million in facility renovation projects.”

Reimbursement Update
Starting January 1, 2006, the Centers for Medicare and Medicaid Services’ (CMS) new resource utilization group classification system, often referred to as RUGs refinement, went into effect.  The new system establishes nine new RUG payment classifications, alters the case-mix weights for the remaining 44 RUG payment categories, and adjusts upward the nursing component of each reimbursement schedule.  While the industry has only operated under the new classification system for one month, the Company continues to expect its Medicare payment rates will be reduced by approximately $9 per Medicare patient day.

On January 1, 2006, the moratorium on Medicare Part B therapy caps expired.  Congress is expected to vote, as early as today, on legislation detailing an exceptions process for continued reimbursement of medically necessary therapy in excess of the annual allowance of $1,740 for occupational therapy and another $1,740 allowance for physical therapy and speech therapy, combined.  Given the uncertainty of this issue, GHC is unable to predict the impact on the Company’s financial condition and results of operations, if any.

Adoption of Share-Based Payment Accounting Pronouncement
Effective October 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (SFAS 123R).  In connection with the adoption of SFAS 123R, the Company recognized $0.6 million, or $0.02 per diluted share, of compensation expense associated with the vesting of employee stock options in the quarter ended December 31, 2005.

Effective Tax Rate
The Company’s effective tax rate approximated 41% for the quarter ended December 31, 2005.  The rate was adversely impacted by the lapsing of certain jobs-related tax credit provisions at September 30, 2005, which increased our effective tax rate almost 1%.  If the credit provisions are reinstated retroactively, the Company would expect its full fiscal year effective tax rate to approximate 40%.  GHC continues to carry significant net operating loss carryforwards to shield taxable income.

Outlook
The Company is maintaining its fiscal 2006 GAAP earnings from continuing operations guidance of $2.10 to $2.15 per diluted share.  This guidance reflects the anticipated impact of RUGs refinement, and the impact of the Company’s October 1, 2005 adoption of SFAS 123R, the latter of which is estimated to reduce fiscal 2006 earnings by approximately $0.10 per diluted share.

While the Company does not provide quarterly earnings guidance, the Company notes that the second fiscal quarter ending March 31, 2006 will be impacted by the implementation of RUGs refinement as well as certain seasonal costs including higher payroll taxes and potentially higher weather related costs including snow removal and utilities, further compounded by the current market pressures on fossil fuels.

Conference Call
Genesis HealthCare Corporation will hold a conference call at 10:00 a.m. Eastern Time on Wednesday, February 1, 2006 to discuss the results.  Investors can access the conference call by phone at (888) 798-1823 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation’s largest long-term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states. Genesis also supplies contract rehabilitation therapy to over 650 healthcare providers in 18 states and the District of Columbia.

Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “appears” and similar expressions. Such forward looking statements include, without limitation, expected reimbursement rates, including RUGs changes, our net operating loss carryforwards, our 2006 effective tax rate, agency labor utilization, wage rates, debt repayments, share repurchases, provider tax assessments, changes in state Medicaid rates, our plans to improve the operating performance of our Rehabilitation services segment and progress to date, the extent and effectiveness of our facilities renovation program, levels of lease expense, interest expense, depreciation expense, capital spending, and our anticipated results of operations for fiscal 2006.  Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for and availability of qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

# # #

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended

	December 31, 2005	December 31, 2004

Net revenues	$430,593	$399,027
Operating expenses:
Salaries, wages and benefits	261,391	248,030
Other operating expenses	124,395	109,565
Loss on early extinguishment of debt	—	543
Lease expense	5,438	6,971
Depreciation and amortization expense	14,310	11,319
Interest expense	5,754	6,632

Income before income tax expense, equity in net income of unconsolidated affiliates and minority interests	19,305	15,967
Income tax expense	8,062	6,482

Income before equity in net income of unconsolidated affiliates and minority interests	11,243	9,485
Equity in net income of unconsolidated affiliates	667	1,111
Minority interests	(249)	(271)

Income from continuing operations	11,661	10,325
Income from discontinued operations, net of taxes	25	523

Net income	$11,686	$10,848

Per common share data:
Basic:
Income from continuing operations	$0.60	$0.52
Income from discontinued operations	0.00	0.03
Net income	$0.60	$0.54
Weighted average shares	19,462,199	20,022,643
Diluted:
Income from continuing operations	$0.59	$0.51
Income from discontinued operations	0.00	0.03
Net income	$0.59	$0.54
Weighted average shares	19,739,352	20,275,164

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

	Three months ended

	December 31, 2005	December 31, 2004

Net income	$11,686	$10,848
Add back:
Income from discontinued operations, net of taxes	(25)	(523)
Equity in net income of unconsolidated affiliates	(667)	(1,111)
Minority interests	249	271
Income tax expense	8,062	6,482
Interest expense	5,754	6,632
Depreciation and amortization expense	14,310	11,319

EBITDA	$39,369	$33,918

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31, 2005	September 30, 2005

Assets:
Current assets:
Cash and equivalents	$90,363	$109,041
Current portion of restricted investments in marketable securities	36,162	39,875
Accounts receivable, net	205,050	184,616
Prepaid expenses and other current assets	37,344	37,185
Deferred income taxes	39,478	43,148

Total current assets	408,397	413,865

Property and equipment, net	791,209	783,359
Assets held for sale	3,911	3,911
Restricted investments in marketable securities	55,318	56,197
Deferred income taxes	6,820	7,972
Other long-term assets	95,252	94,850

Total assets	$1,360,907	$1,360,154

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$4,163	$4,537
Accounts payable and accrued expenses	154,760	154,917
Current portion of self-insurance liability reserves	36,162	39,875

Total current liabilities	195,085	199,329

Long-term debt	404,839	405,633
Self-insurance liability reserves	59,248	58,995
Other long-term liabilities	41,287	39,548
Commitments and contingencies
Shareholders’ equity:
Common stock	205	204
Additional paid-in capital	635,689	632,199
Retained earnings	74,359	62,673
Accumulated other comprehensive loss	(684)	(603)
Treasury stock, at cost	(42,787)	(32,096)
Common stock held in deferred compensation plan	(6,334)	(5,728)

Total shareholders’ equity	660,448	656,649

Total liabilities and shareholders’ equity	$1,360,907	$1,360,154

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(IN THOUSANDS)

	Three months ended

	December 31, 2005	December 31, 2004

Cash flows from operating activities:
Net income	$11,686	$10,848
Net charges included in operations not requiring funds	25,086	20,802
Changes in assets and liabilities:
Accounts receivable	(20,128)	617
Accounts payable and accrued expenses	1,482	(10,616)
Other, net	535	2,851

Total adjustments	6,975	13,654

Net cash provided by operating activities	18,661	24,502

Cash flows from investing activities:
Capital expenditures	(31,598)	(11,126)
Net sales (purchases) of restricted marketable securities	4,510	(2,187)
Purchase of eldercare centers	(5,023)	—
Proceeds from sales of eldercare assets	—	5,292
Other, net	6,284	905

Net cash used in investing activities	(25,827)	(7,116)

Cash flows from financing activities:
Repayment of long-term debt	(1,168)	(26,393)
Purchase of common stock for treasury	(10,691)	—
Proceeds from exercise of stock options	269	1,236
Other, net	78	—

Net cash used in financing activities	(11,512)	(25,157)

Net decrease in cash and equivalents	$(18,678)	$(7,771)
Cash and equivalents:
Beginning of period	109,041	126,071

End of period	$90,363	$118,300

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three months ended

Segment Data (dollars in thousands)(1)	December 31, 2005	December 31, 2004

Inpatient services
Revenue	$384,171	$354,136
EBITDA - $	51,012	46,886
EBITDA - %	13.3%	13.2%
EBITDA - $ per patient day	$30.05	$27.83
Rehabilitation therapy services (including intersegment amounts)
Revenue	$58,145	$51,975
EBITDA - $	3,552	2,339
EBITDA - %	6.1%	4.5%

	Three months ended

Selected Operating Statistics	December 31, 2005	December 31, 2004

Occupancy - Licensed Beds	91.5%	90.4%
Patient Days:
Private and other	328,822	328,591
Medicare	259,872	257,817
Medicaid	1,108,725	1,098,506

Total Days	1,697,419	1,684,914

Per Diems:
Private and other	$217.59	$204.48
Medicare	392.62	365.94
Medicaid (Pro Forma) (2)	182.77	178.22
Nursing labor costs per patient day:
Employed labor	$84.82	$80.10
Agency labor	2.94	3.47

Total	$87.76	$83.57

End of period:	Inpatient Licensed Beds	Inpatient Facility Count

Owned
- Skilled Nursing	15,146	120
- Assisted Living	756	7

Total Owned	15,902	127
Leased
- Skilled Nursing	3,635	25
- Assisted Living	557	6

Total Leased	4,192	31

Total Owned and Leased (Consolidated)	20,094	158

Jointly Owned
- Skilled Nursing	953	7
- Assisted Living	586	5
Managed
- Skilled Nursing	3,136	24
- Assisted Living	611	4
- Transitional Care Units	286	11

Total Jointly Owned and Managed– (Unconsolidated)	5,572	51

(1) -
The prior year segment EBITDA previously reported was adjusted to reflect incentive compensation expenses at the segment level.  This adjustment was made to conform with the current quarter presentation which includes such expenses at the segment level.

(2) -	Medicaid per diems are presented on a pro forma basis to reflect retroactive provider assessments in the period they relate to.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

The following reconciliation of net income to EBITDA supports the calculation of debt to EBITDA, which has and will be included in certain presentations made to the investment community.  The calculation of the ratio of debt to EBITDA includes EBITDA, which is a non-GAAP financial measure.  Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

	Three months ended

	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005

Net income	$6,722	$10,771	$10,848	$13,467	$7,641	$10,213	$11,686
Add back:
Loss (income) from discontinued operations, net of taxes	919	(246)	(523)	164	1,350	(740)	(25)
Equity in net income of unconsolidated affiliates	(746)	(465)	(1,111)	(679)	(591)	(724)	(667)
Minority interests	170	133	271	153	(72)	89	249
Income tax expense	4,873	7,245	6,482	7,897	4,775	6,878	8,062
Interest expense	6,854	6,782	6,632	6,261	5,096	9,890	5,754
Depreciation and amortization	11,336	11,941	11,319	13,206	12,723	17,839	14,310

EBITDA	$30,128	$36,161	$33,918	$40,469	$30,922	$43,445	$39,369

Loss on early extinguishment of debt (1)	$425	$439	$543	$4,289	$6,933	$—	$—

CALCULATION OF DEBT TO EBITDA
(IN THOUSANDS, EXCEPT DEBT RATIO)

	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005

12 months trailing EBITDA (A)	$140,676	$141,470	$148,754	$154,205
Total debt at end of period (B)	423,862	377,666	410,170	409,002
Ratio of debt to EBITDA (B) / (A)	3.01	2.67	2.76	2.65

CALCULATION OF DEBT TO NET INCOME
(IN THOUSANDS, EXCEPT DEBT RATIO)

	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005

12 months trailing net income (C)	$41,808	$42,727	$42,169	$43,007
Total debt at end of period (D)	423,862	377,666	410,170	409,002
Ratio of debt to net income (D) / (C)	10.14	8.84	9.73	9.51

(1) Loss on extinguishment of debt is included for informational purposes only.